Exhibit 99.1

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Announces Authorization to Increase Share Repurchase Plan to

10 Million Shares

Ontario, CA, August 11, 2016 – CVB Financial Corp. announced today that its Board of Directors authorized an increase in the company’s common stock repurchase program (the “Repurchase Program”). Under its share repurchase program originally announced on July 16, 2008, the company has repurchased approximately 2.58 million shares for approximately $22.6 million. As of June 30, 2016, 7.42 million shares remained available for repurchase. The Board’s authorization increases that number to 10,000,000 shares, or approximately 9.3% of the outstanding shares.

Pursuant to the Repurchase Program, on August 11, 2016, the company entered into a Rule 10b5-1 repurchase plan (the “10b5-1 Plan”). Pursuant to the 10b5-1 Plan, a maximum of 10,000,000 shares may be repurchased beginning August 15, 2016 until the 10b5-1 Plan expires on August 15, 2017, unless completed sooner or otherwise extended or terminated.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.3 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank has 42 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab. By including the foregoing website address, CVBF does not intend to, and shall not be deemed to incorporate by reference any material contained therein.